VALHI REPORTS FOURTH QUARTER 2017 RESULTS

DALLAS, TEXAS . . March 15, 2018.  Valhi, Inc. (NYSE: VHI) reported increased net income from continuing operations attributable to Valhi stockholders of $141.1 million, or $.41 per diluted share, in the fourth quarter of 2017 compared to $15.5 million, or $.05 per diluted share, in the fourth quarter of 2016.   For the full year of 2017, Valhi reported net income from continuing operations attributable to Valhi stockholders of $316.7 million, or $.93 per diluted share, compared to $8.1 million, or $.02 per diluted share in the full year of 2016.  Valhi reported increased net income attributable to Valhi stockholders in the 2017 periods primarily due to the improved operating results of its Chemicals Segment and a net income tax benefit related to various items discussed below. On January 26, 2018 Valhi completed the sale of its Waste Management Segment, the results of operations of which have been reclassified to discontinued operations for all periods presented.

The Chemicals Segment's net sales of $453.3 million in the fourth quarter of 2017 were $119.6 million, or 36%, higher than in the fourth quarter of 2016.  The Chemicals Segment's net sales of $1.7 billion in the full year of 2017 were $364.7 million, or 27%, higher than in the full year of 2016.  The Chemicals Segment's net sales increased in 2017 due to higher average TiO2 selling prices and higher sales volumes.  The Chemicals Segment's average TiO2 selling prices were 27% higher in the fourth quarter of 2017 as compared to the fourth quarter of 2016 and were 22% higher in the full year of 2017 as compared to 2016.  With higher prices in all major markets, average selling prices at the end of the fourth quarter of 2017 were 5% higher than at the end of the third quarter of 2017 and were 27% higher than at the end of 2016.  TiO2 sales volumes in the fourth quarter of 2017 were 5% higher as compared to the fourth quarter of 2016 due to higher sales in the European, North American and Latin American markets partially offset by lower sales in export markets.  TiO2 sales volumes in 2017 were 5% higher than in 2016 due to strength in the North American and European markets.  The Chemicals Segment's sales volumes in the fourth quarter and full year of 2017 set new overall records for a fourth quarter and full-year period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $18 million in the fourth quarter of 2017 and by approximately $16 million in the full year of 2017 as compared to the same periods in 2016.  The table at the end of this press release shows how each of these items impacted the overall increase in sales.

The Chemicals Segment's operating income in the fourth quarter of 2017 was $119.2 million as compared to $45.2 million in the fourth quarter of 2016.  For the full year 2017, the Chemicals Segment's operating income was $341.1 million as compared to $91.0 million in 2016.  The Chemicals Segment's operating income increased in the 2017 periods primarily due to higher average TiO2 selling prices and higher sales and production volumes partially offset by higher costs for certain raw materials and other production costs.  The Chemicals Segment's TiO2 production volumes were 2% higher in the fourth quarter and 5% higher in the full year of 2017 as compared to the same periods in 2016.  The Chemicals Segment production facilities operated at full practical capacity utilization rates in 2017 compared to approximately 98% in 2016.  The Chemicals Segment's production volumes in the fourth quarter and full year of 2017 set a new overall record for a fourth quarter and full-year period.  Fluctuations in currency exchange rates also affected operating income comparisons, which increased operating income by approximately $1 million in the fourth quarter and decreased operating income by approximately $18 million in the full-year period.

The Component Products Segment's net sales decreased $1.2 million, or 5%, in the fourth quarter of 2017 as compared to the same period, and operating income decreased from $4.1 million in the fourth quarter of 2016 to $2.7 million in the fourth quarter of 2017.  The Component Products Segment's net sales and operating income decreased in the fourth quarter of 2017 compared to the same period in 2016 primarily due to security products sales to a single government customer which, as expected, did not recur in the fourth quarter of 2017.  The Component Products Segment's net sales for the full year of 2017 increased $3.1 million or 3% primarily due to security products sales to an existing government security customer, predominately during the first half of 2017, partially offset by a decline in sales of security products to an original equipment manufacturer of recreational transportation products.  Operating income declined slightly from $15.6 million in 2016 to $15.2 million in 2017 due to relative changes in customer and product mix and to a lesser extent higher raw material costs for security products and higher manufacturing costs for marine components.

The Real Estate Management and Development Segment had fourth quarter 2017 sales of $17.5 million, including $15.4 million in revenue on sales of land held for development, compared to sales of $30.4 million in the fourth quarter of 2016, including $28.0 million in sales of land held for development.   For the full year 2017 the Real Estate Management and Development Segment had sales of $38.4 million, including $29.9 million in revenue on sales of land held for development, compared to sales of $46.2 million for the full year 2016, including $37.8 million in sales of land held for development.  The Real Estate Management and Development Segment had operating income in the fourth quarter of 2017 of $3.5 million, a decrease of $2.4 million compared to operating income of $5.9 million in the fourth quarter of 2016.  The Real Estate Management and Development Segment had operating income of $6.6 million in the full year 2017 compared to operating income of $.8 million in the full year of 2016.  Included in the full year 2016 operating income is a contract related intangible asset impairment charge of $5.1 million ($.01 per diluted share) resulting from an amendment to a water delivery contract entered into in January 2016.  Because the land held for development acquired was initially recognized at the estimated fair value at December 31, 2013 in connection with the previously-reported acquisition of a controlling interest in this segment, the Company does not expect to recognize significant operating income on land sales during 2018.

Corporate expenses in the fourth quarter of 2017 were comparable to the fourth quarter of 2016 and 6% lower in the full year 2017 as compared to same periods of 2016, primarily due to lower administrative and environmental and related costs.  Interest expense increased to $14.7 million in the fourth quarter of 2017 from $14.5 million in the fourth quarter of 2016 due to lower average interest rates offset by higher debt balances.  Interest expense increased slightly to $58.9 million in the full year 2017 from $58.1 million in full year of 2016 as the benefit of lower interest rates was not realized until September 2017 when our Chemicals Segment issued its 3.75% Senior Secured Notes noted below.

In September 2017, the Chemicals Segment voluntarily prepaid and terminated its term loan indebtedness using a portion of the proceeds from the September 2017 issuance by Kronos International, Inc., its wholly-owned subsidiary, of €400 million principal amount of 3.75% Senior Secured Notes due September 2025.  The Company's results in 2017 include a pre-tax charge of $7.1 million ($.01 per diluted share) related to such prepayment.

The Company's income tax benefit in 2017 includes (i) a non-cash deferred income tax benefit of $186.7 million ($.32 per diluted share) as a result of the reversal of the deferred income tax asset valuation allowances associated with the Chemicals Segment's German and Belgian operations ($16.3 million or $.03 per diluted share in the fourth quarter), (ii) a fourth quarter non-cash deferred income tax benefit of $18.7 million ($.03 per diluted share) as a result of the reversal of a deferred income tax asset valuation allowance related to certain U.S. deferred income tax assets of one of the Chemicals Segment's  non-U.S. subsidiaries (which subsidiary is treated as a dual resident for U.S. income tax purposes), (iii) a fourth quarter provisional current income tax expense of $76.2 million ($.13 per diluted share) as a result of the Tax Cuts and Jobs Act (2017 Tax Act) enacted on December 22, 2017 for the one-time repatriation tax imposed on the post-1986 undistributed earnings of the Chemicals Segment's non-U.S. subsidiaries, (iv) a fourth quarter non-cash deferred income tax benefit of $77.1 million ($.22 per diluted share) related to the revaluation of our net deferred income tax liability resulting from the reduction in the U.S. federal corporate income tax rate enacted as part of the 2017 Tax Act, (v) an aggregate income tax benefit of $11.8 million ($.02 per diluted share) related to the execution and finalization of an Advance Pricing Agreement between Canada and Germany, mostly in the third quarter, and (vi) a fourth quarter provisional non-cash deferred income tax expense of $5.3 million ($.01 per diluted share) related to a change in our conclusions regarding our permanent reinvestment assertion with respect to the post–1986 undistributed earnings of the Chemicals Segment's European subsidiaries.

The Company's income tax expense in 2016 includes a net $3.4 million ($.01 per diluted share net of noncontrolling interest) current income tax benefit related to the execution and finalization of an Advance Pricing Agreement between the U.S. and Canada, a $2.2 million non-cash deferred income tax benefit related to a net decrease in the deferred income tax asset valuation related to our Chemicals Segment's German and Belgian operations, mostly recognized in the second and fourth quarters, and a $7.2 million ($.02 per diluted share net of noncontrolling interest) non-cash expense related to the increase in the Company's reserve for uncertain tax positions, mostly recognized in the  fourth quarter.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos' TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as the Chemicals Segment's new enterprise resource planning system);
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;

•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may or may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products);

•	The ultimate resolution of pending litigation (such as NL's lead pigment litigation, environmental and other litigation and Kronos' class action litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses operating income (loss) before the impact of the workforce reduction charge, which is used by the Company's management to assess the performance of the Company's Chemicals Segment's operations.  The Company believes disclosure of operating income (loss) before the impact of the workforce reduction charge provides useful information to investors because it similarly allows investors to analyze the performance of the Company's Chemicals Segment's operations in the same way that the Company's management assesses performance.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2017	2016	2017
	(unaudited)
Net sales
Chemicals	$333.7	$453.3	$1,364.3	$1,729.0
Component products	26.3	25.1	108.9	112.0
Real estate management and development	30.4	17.5	46.2	38.4

Total net sales	$390.4	$495.9	$1,519.4	$1,879.4

Operating income

Chemicals	$45.2	$119.2	$91.0	$341.1
Component products	4.1	2.7	15.6	15.2
Real estate management and development	5.9	3.5	0.8	6.6

Total operating income	55.2	125.4	107.4	362.9

General corporate items:
Securities earnings	7.2	7.9	27.2	29.5
Insurance recoveries	-	.2	.4	.4
General expenses, net	(8.5)	(8.5)	(37.3)	(35.0)
Loss on prepayment of debt	-	-	-	(7.1)
Interest expense	(14.5)	(14.7)	(58.1)	(58.9)

Income from continuing operations before
before income taxes	39.4	110.3	39.6	291.8

Income tax expense (benefit)	15.3	(52.5)	18.6	(120.0)

Net income from continuing operations	24.1	162.8	21.0	411.8

Loss from discontinued operations	(6.3)	(1.0)	(24.0)	(109.2)

Net income (loss)	17.8	161.8	(3.0)	302.6

Noncontrolling interest in net income
of subsidiaries	8.6	21.7	12.9	95.1

Net income (loss) attributable to Valhi
stockholders	$9.2	$140.1	$(15.9)	$207.5

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS (Continued)
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2016	2017	2016	2017
	(unaudited)
Amounts attributable to Valhi stockholders:

Income from continuing operations	$15.5	$141.1	$8.1	$316.7
Loss from discontinued operations	(6.3)	(1.0)	(24.0)	(109.2)

Net income attributable to Valhi
stockholders	$9.2	$140.1	$(15.9)	$207.5

Basic and diluted net income (loss) per share
Income from continuing operations	$0.05	$0.41	$0.02	$0.93
Loss from discontinued operations	(0.02)	-	(0.07)	(0.32)

Loss from discontinued operations	$.03	$.41	$(.05)	$.61
Basic and diluted weighted average shares
outstanding	342.0	342.0	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Year ended
	December 31,	December 31,
	2017 vs. 2016	2017 vs. 2016

Percentage change in TiO2 net sales :
TiO2 product pricing	27%	22%
TiO2 sales volumes	5	5
TiO2 product mix	(1)	(1)
Changes in currency exchange rates	5	1

Total	36%	27%